EXHIBIT 99

Camco Financial Announces Third Quarter 2012 Earnings

CAMBRIDGE, Ohio, Oct. 25, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced third quarter financial results for 2012, reporting net earnings of $484,000 or $0.07 per share for the quarter ended September 30, 2012. These results represent an increase of $321,000 or $0.05 per share over results from the comparable quarter a year ago. Year-to-date results reflect net earnings of $1.4 million or $0.19 per share for the nine months ended September 30, 2012 representing an increase of $2.0 million or $.28 per share over the same nine month period last year.

"Progress in restoring solid profitability has continued over this past quarter," said James E. Huston, President and CEO. "Our efforts to reduce classified assets and grow core deposits continue to show favorable results."

Classified loans decreased by $4.6 million in the third quarter of 2012, while core deposits increased by $4.9 million over the same period. These efforts, along with increases in Net Interest Income and Noninterest Income, along with decreases in Noninterest Expenses have resulted in increased net earnings.

"We are also currently executing a rights offering of common shares of up to $10 million for existing shareholders that was launched on September 24," said Huston. "This rights offering to existing shareholders will expire on October 31, with the possibility of a public phase after that time that could extend to December 31, 2012." Additional details regarding the rights offering can be found in the prospectus filed on September 26, 2012 with the Securities and Exchange Commission.

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended September 30, 2012:

  Total assets decreased $12.7 million, or 1.7%, during the quarter, which reflects increased liquid assets from loan pay downs being used to reduce higher cost, single-service CD deposits and borrowed funds.
  Core deposits (defined as checking, savings and money market deposits) increased $4.9 million, or 1.6%, when compared to June 30, 2012.
  Net Interest Income increased by $72,000, or 1.2% compared to the linked quarter, driven by a reduction in funding costs.
  Noninterest income increased $172,000, or 10.2%, from the previous quarter, driven by higher gain on sale of residential mortgage loans and related revenue.
  Noninterest expense decreased $87,000, or 1.2%, compared to the linked quarter, driven by lower staffing and data processing costs, offset somewhat by higher professional fees related to the rights offering.
  Classified loans (which includes substandard, doubtful, and loss) decreased by $4.6 million, or 12.4%, in the third quarter.

Net Interest Margin:

Net interest margin increased to 3.49% in the current quarter compared to 3.33% for the quarter ended June 30, 2012, driven by lower cost of funds. The margin has decreased from 3.73% for the same period a year ago, driven by a reduction in the bank's yield on earning assets in this low rate environment. Management expects the Company's net interest margin to decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. We will continue to look for pricing opportunities, further improvement in credit quality, and other balance sheet changes to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses increased $72,000, or 1.2%, compared to the prior quarter, to $6.0 million for the quarter ended September 30, 2012. The increase was attributable to reductions in the cost of deposits and borrowed funds.

The Company's yield on earning assets increased slightly to 4.52% in the current quarter from 4.47% in the linked quarter. The overall revenue decreased, however, due to declining loan portfolio and total earning asset balances. Planned continued runoff in certificates of deposits and borrowings combined with growth in core deposits resulted in a reduced cost of funds. The cost of funds for the quarter ended September 30, 2012 was 1.12% compared to 1.25% for the quarter ended June 30, 2012. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as maturities of single relationship accounts are not renewed.

Provision for Loan Losses:

A provision for loan losses of $457,000 was recorded for the quarter ended September 30, 2012, compared to $228,000 for the same period of the prior year and $137,000 for the linked quarter. The Company continues to maintain a strong allowance for loan and lease losses while improving the quality of the loan portfolio. Classified loans (which includes substandard, doubtful, and loss) decreased $4.6 million, or 12.4%, since June 30, 2012 to $32.6 million. The classified loans balance also decreased $14.5 million, or 30.8%, from the year-ago quarter ended September 30, 2011.

Noninterest Income:

Noninterest income was $1.9 million for the third quarter of 2012, which represents an increase of $710,000 when compared to the quarter ended September 30, 2011 and an increase of $172,000 when compared to the linked quarter. This increased income was driven primarily by an increase in gain on sale of residential mortgage loans and related revenue.

Noninterest Expense:

Noninterest expense for the quarter ended September 30, 2012, decreased $263,000, or 3.6%, to $6.9 million from the comparable period a year earlier and decreased by $87,000, or 1.2%, when compared to the linked quarter. Noninterest expense was lower during the current quarter 2012 compared to the previous 2011 quarter primarily as a result of expenses related to classified assets and real estate owned. The decrease compared to the linked quarter was the result of lower staffing and data processing costs, offset somewhat by higher professional fees related to the rights offering and write-down of REO properties.

Balance Sheet:

Total assets were $754.2 million, which is a decrease of $12.7 million, or 1.7% compared to $766.9 million in the linked quarter, and a decrease of $37.8 million or 4.8% compared to $792.0 million in the same quarter a year ago.

This decrease was primarily attributable to the use of increased liquid assets from loan pay downs to reduce single-service CD deposits and borrowed funds as we continue to restructure our balance sheet to rely less on non-core funding. We continue to focus on profitable lending opportunities and investments as a means of employing our excess cash, as well.

Loan Quality:

The allowance for loan and lease losses was $14.5 million at September 30, 2012, compared to $14.2 million at June 30, 2012. The Company has maintained this strong reserve while loan quality continues to improve and has resulted in a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	9/30/2012	6/30/2012	3/31/2012
Classified Loans*	$32,649	$37,275	$40,444
Non-Performing Loans	22,787	23,653	24,354
Loan Loss Reserve	14,508	14,185	14,954
Loan Loss Reserve / Total Loans	2.44%	2.31%	2.37%

*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) increased by $4.9 million, or 1.6% compared to June 30, 2012. Total deposits decreased $8.2 million, or 1.3% during this period. The decrease was due to a reduction in certificates of deposit of $13.1 million, or 4.0%. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly higher single product certificates of deposits related to rate sensitive shoppers.

FHLB advances and other borrowings decreased $4.7 million, or 6.8%, compared to the linked quarter, and have decreased by $47.4 million, or 42.4% from September 30, 2011. This planned decrease resulted mostly from continued repayment of FHLB advances with excess liquidity.

Equity:

Stockholders' equity increased $646,000, or 1.4%, to $47.4 million at September 30, 2012, compared to $46.8 million at June 30, 2012. Net earnings of $484,000 for the quarter were the main driver of the increase.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites:www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering will be made only by means of a prospectus, copies of which were to all record date stockholders. You may obtain a copy of the prospectus for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Camco Financial or ParaCap Group, LLC, financial advisor and information agent, will arrange to send to you the prospectus if you request by calling (866) 404-2951.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
Assets
Cash and Cash Equivalents	26,920	28,160	40,431	38,374	69,707
Investments	80,648	75,347	62,834	20,928	14,489

Loans Held for Sale	6,341	2,532	5,583	8,090	10,445

Loans Receivable	594,030	613,790	630,124	653,709	652,403
Allowance for Loan Loss	(14,508)	(14,185)	(14,954)	(14,532)	(17,615)
Loans Receivable, Net	579,522	599,605	615,170	639,177	634,788

Other Assets	60,811	61,272	62,149	60,449	62,577

Total Assets	$ 754,242	$ 766,916	$ 786,167	$ 767,018	$ 792,006

Liabilities
Deposits	630,304	638,516	650,853	629,259	624,327
Borrowed Funds	64,466	69,200	77,929	80,285	111,858
Other Liabilities	12,050	12,424	11,276	11,869	11,117

Total Liabilities	706,820	720,140	740,058	721,413	747,302

Stockholders' Equity	47,422	46,776	46,109	45,605	44,704

Total Liabilities and Stockholders' Equity	$ 754,242	$ 766,916	$ 786,167	$ 767,018	$ 792,006

Stockholders' Equity to Total Assets	6.29%	6.10%	5.87%	5.95%	5.64%

Total Shares Outstanding	7,465,563	7,468,087	7,468,087	7,205,595	7,205,595

Book Value Per Share	$6.35	$6.26	$6.17	$6.33	$6.20

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	9 Months	9 Months
	Ended	Ended
	9/30/12	9/30/11
	(Unaudited)	(Unaudited)
Interest Income:
Loans	23,434	26,455
Mortgage-backed securities	48	359
Investment securities	302	152
Interest-bearing deposits and other	330	602
Total Interest Income	24,114	27,568

Interest Expense:
Deposits	4,191	5,841
Borrowings	1,836	2,215
Total Interest Expense	6,027	8,056
Net Interest Income	18,087	19,512

Provision for Losses on Loans	1,599	3,038
Net Interest Income After Provision for Loan Losses	16,488	16,474

Noninterest Income:
Late charges, rent and other	872	901
Loan servicing fees	849	905
Service charges and other fees on deposits	1,513	1,580
Gain on sale of loans	1,714	(26)
Mortgage servicing rights	(78)	(213)
Gain (loss) on sale of investment, mbs & fixed assets	(2)	1,282
Income on cash surrender value life insurance	642	659
Total noninterest income	5,510	5,088

Noninterest expense:
Employee compensation and benefits	9,392	9,565
Occupancy and equipment	2,192	2,219
FDIC premium and other insurances	1,380	1,541
Data processing	821	834
Advertising	296	277
Franchise taxes	583	514
Other operating	6,033	6,718
Total noninterest expense	20,697	21,668

Earnings (loss) before provision for income taxes	1,301	(106)

Provision for income taxes	(78)	542
Reported Net Income	1,379	(648)

Net Earnings (Loss)	1,379	(648)

Earnings (Loss) Per Share:
Basic	$0.19	($0.09)
Diluted	$0.19	($0.09)
Earnings Per Share Operations:
Basic	$0.19	($0.09)
Diluted	$0.19	($0.09)

Basic Weighted Number of
Shares Outstanding	7,385,423	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,387,589	7,205,595

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	9/30/12	6/30/12	3/31/12	12/31/11	9/30/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	7,522	7,699	8,213	8,501	8,715
Mortgage-backed securities	15	17	16	17	19
Investment securities	116	115	71	50	53
Interest-bearing deposits and other	112	105	113	101	99
Total Interest Income	7,765	7,936	8,413	8,669	8,886

Interest Expense:
Deposits	1,235	1,405	1,551	1,640	1,734
Borrowings	545	618	673	678	686
Total Interest Expense	1,780	2,023	2,224	2,318	2,420
Net Interest Income	5,985	5,913	6,189	6,351	6,466

Provision for Losses on Loans	457	137	1,005	(759)	228
Net Interest Income After Provision for Loan Losses	5,528	5,776	5,184	7,110	6,238

Noninterest Income:
Rent and other	321	223	328	202	336
Loan servicing fees	283	285	281	290	300
Service charges and other fees on deposits	515	508	490	530	548
Gain on sale of loans	633	517	564	377	85
Mortgage servicing rights	(117)	(63)	102	(365)	(352)
Gain (loss) on sale of investment, mbs & fixed assets	--	1	(3)	--	2
Income on CSVL (BOLI)	216	208	218	221	222
Total noninterest income	1,851	1,679	1,980	1,255	1,141

Noninterest expense:
Employee compensation and benefits	2,996	3,249	3,147	2,772	3,034
Occupancy and equipment	725	756	711	721	767
Data processing	250	285	286	277	273
Advertising	101	108	87	86	95
Franchise taxes	199	201	183	154	166
Other operating	2,677	2,436	2,300	3,491	2,876
Total noninterest expense	6,948	7,035	6,714	7,501	7,211

Earnings (loss) before provision for income taxes	431	420	450	864	168

Provision for income taxes	(53)	(62)	37	2	5
Net Earnings (loss)	484	482	413	862	163

Earnings (Loss) Per Share:
Basic	$0.07	$0.06	$0.06	$0.12	$0.02
Diluted	$0.07	$0.06	$0.06	$0.12	$0.02

Basic Weighted Number of
Shares Outstanding	7,467,255	7,468,090	7,220,018	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,473,123	7,481,854	7,220,130	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/12	9/30/11	9/30/12	9/30/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	4.12%	1.46%	3.96%	-1.90%

Return on average assets	0.25%	0.08%	0.24%	-0.11%

Interest rate spread	3.40%	3.66%	3.34%	3.59%

Net interest margin	3.49%	3.73%	3.45%	3.66%

Yield on earning assets	4.52%	5.12%	4.59%	5.17%

Cost of deposits	0.87%	1.21%	0.98%	1.32%

Cost of borrowings	3.16%	3.07%	3.32%	3.26%

Total cost of interest bearing liabilities	1.12%	1.46%	1.25%	1.58%

Noninterest expense to average assets	3.64%	3.76%	3.58%	3.69%

Efficiency ratio	88.67%	94.82%	87.71%	88.16%

Nonperforming assets to total assets	4.60%	4.84%	4.60%	4.84%

Non performing loans to total net loans including loans held for sale	3.80%	3.89%	3.80%	3.89%

Allowance for loan losses to total loans including loans held for sale	2.42%	2.66%	2.42%	2.66%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	September 30, 2012			September 30, 2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	583,587	7,522	5.16%	635,662	8,715	5.48%
Securities (2)	78,729	131	0.67%	15,216	72	1.89%
FHLB Stock	9,888	104	4.21%	9,888	98	3.96%
Other interest bearing accounts	14,605	8	0.22%	33,218	1	0.01%
Total interest earning assets	686,809	7,765	4.52%	693,984	8,886	5.12%

Noninterest-earning assets	75,685			77,419
Total Average Assets	762,494			771,403

Interest-Bearing Liabilities:
Deposits	565,020	1,235	0.87%	574,338	1,734	1.21%
Advances & Borrowings	68,908	545	3.16%	89,295	686	3.07%
Total interest-bearing liabilities	633,928	1,780	1.12%	663,633	2,420	1.46%

Noninterest-bearing sources:
Noninterest-bearing liabilities	81,527			63,155
Shareholders' equity	47,039			44,615
Total Liabilities and Shareholders' Equity	762,494			771,403

Net Interest margin			3.49%			3.73%

Net Interest Income & Spread		5,985	3.40%		6,466	3.66%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020